UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2013

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

           On July 25, 2013, the Company entered into a Project Management Consulting Agreement and Contract by and between Prime Solutions, Inc. (“Prime") and Premier Alliance Group, Inc. (“Premier”), hereinafter referred to as the “Consulting and Management Agreement”, whereby Premier will serve in a: i) Senior Project Manager consulting, oversight and advisory role, ii) materials management, procurement, and delivery role, and, iii) will manage financial accountability of the Somers Contract (defined below). The revenue from the “Consulting and Management Agreement” is estimated to be approximately $6.0 million including the materials management, procurement, and delivery role.  The “Consulting and Management Agreement” is in direct connection to Premier providing these duties and assisting Prime in their role as the Engineering, Procurement and Construction (“EPC”) contractor pursuant to Prime’s 7.4 MW Solar Project located in Somers, Connecticut (the “Somers Contract”).

    In consideration for the roles and responsibilities undertaken by Premier described above pursuant to the “Consulting and Management Agreement”, Premier shall receive; i) a monthly project management / consulting fee; ii) a share of the Somers Contract profits, and iii) perform the complete role and responsibilities of procurement of substantially all materials for the Somers Contract.

    Premier, pursuant to the “Consulting and Management Agreement”, agreed to co-sign Prime’s Performance Bond as Co-Indemnitor under the Somers Contract. Premier’s maximum liability exposure is limited to $1 million, if Prime were to fail to meet its contracted obligations.  To secure this potential risk, Prime has executed a perfected Security Agreement with Premier, whereby Prime unconditionally and irrevocably, pledged, granted and hypothecated to Premier a majority equity interest in the fully diluted ownership of Prime, held in Escrow by Premier’s counsel. The Somers Contract and the “Consulting and Management Agreement” are anticipated to be completed on or before December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PREMIER ALLIANCE GROUP, INC.
/s/ Mark S. Elliott
Dated: July 29, 2013	By:	Mark S. Elliott
Chief Executive Officer